Registration No. 333-

As filed with the U.S. Securities and Exchange Commission on January 24, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UGI CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2668356
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

460 North Gulph Road, King of Prussia, PA	19406
(Address of Principal Executive Offices)	(Zip Code)

UGI CORPORATION 2013 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full Title of the Plan)

MONICA M. GAUDIOSI, ESQ.

VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

UGI CORPORATION

460 NORTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

(Name and address of agent for service)

(610) 337-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, without par value	14,500,000	$33.62	$487,490,000	$66,493.64

(1)	Pursuant to Rule 416(a), the number of shares being registered shall be adjusted to include an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the plan.
(2)	Calculated pursuant to Rules 457(c) and (h), based upon the average of the reported high and low sales prices for the common stock as reported on the New York Stock Exchange for January 17, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information. *

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of
Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by UGI Corporation (“UGI”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)	UGI’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the Commission on November 21, 2012.

(b)	UGI’s Current Reports on Form 8-K filed with the Commission on October 1, 2012, November 21, 2012 and December 21, 2012.

(c)	The description of UGI’s common stock contained in its registration statement on Form 8-B, dated March 23, 1992, as amended by Amendment No. 1 to Form 8-B, dated April 10, 1992, and Amendment No. 2 to Form 8-B dated April 17, 1996, and any amendments or reports filed after the date hereof for the purpose of updating such description.

All documents subsequently filed by UGI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law of 1988 (the “Business Corporation Law”) provides that a business corporation may indemnify directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action or proceeding (other than an action by or in the right of the corporation), provided that the person in question acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 1742 provides that a business corporation may indemnify its directors and officers solely against expenses (including attorneys’ fees) if the action or proceeding is by or in the right of the corporation. In addition, Section 1742 states that indemnification shall not be made if the person has been adjudged to be liable to the corporation unless and only to the extent it is judicially determined upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnification for certain expenses. Section 1743 requires a corporation to indemnify its directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

Section 1713 of the Business Corporation Law permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached or failed to perform the duties of such office under applicable law, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. This section also provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or of responsibility or liability under a criminal statute. Section 4.01 of our Bylaws limits the liability of any director to the fullest extent permitted by Section 1713 of the Business Corporation Law. Section 1746 of the Business Corporation Law grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Article VII of our Bylaws provides for indemnification of directors, officers and other agents to the extent otherwise permitted by Section 1741 of the Business Corporation Law and pursuant to the authority of Section 1746 of the Business Corporation Law.

Article VII of our Bylaws provides, except as expressly prohibited by law or as a result of a final arbitration decision under Section 7.06 of the Bylaws, an unconditional right to indemnification for expenses and any liability paid or incurred by any of our directors or officers, or any other person designated by the Board of Directors as an indemnified representative, in connection with any actual or threatened claim, action, suit or proceeding (including derivative suits) in which he or she may be involved by reason of being or having been a director, officer, employee or agent of us, or, at our request, of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. The Bylaws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits. Article VII of the Bylaws also allows indemnification for punitive damages and liabilities incurred under federal securities laws.

Unlike the provisions of Business Corporation Law Sections 1741 and 1742, Article VII does not require us to determine the availability of indemnification by the procedures or the standard of conduct specified in Sections 1741 and 1742 of the Business Corporation Law. A person who has incurred an indemnifiable expense or liability has a right to be indemnified independent of any procedures or determinations that otherwise would be required, and that right is enforceable against us as long as indemnification is not prohibited by law or a final arbitration decision. To the extent indemnification is permitted only for a portion of a liability, the Bylaw provisions require us to indemnify such portion. If the indemnification provided for in Article VII is unavailable for any reason in respect of any liability or portion thereof, the Bylaws require us to make a contribution toward the liability. Indemnification rights under the Bylaws do not depend upon the approval of any future Board of Directors.

Section 7.03 of our Bylaws requires us to pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by a director or officer in specified circumstances upon receipt of an undertaking by or on behalf of him or her to repay the amount if it is ultimately determined pursuant to Section 7.06 of the Bylaws that he or she is not entitled to be indemnified by us pursuant to Article VII. Section 7.04 of our Bylaws authorizes us to further effect or secure our indemnification obligations by entering into indemnification agreements, maintaining insurance, acting as self-insurer, creating a trust fund, granting a security interest in its assets or property, establishing a letter of credit or using any other means that may be available from time to time.

Section 5.01(c) of our Bylaws limits the personal liability of our officers to us and our shareholders for monetary damages for any action taken, or any failure to take action, unless the officer has breached or failed to perform the applicable duties of his or her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Section 5.01(c), however, does not apply to the responsibility or liability of an officer pursuant to any criminal statute or for the payment of taxes pursuant to local, state or federal law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	(Second) Amended and Restated Articles of Incorporation of the Company as amended through June 6, 2005, incorporated by reference from Exhibit 3.1 to UGI’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005 and filed on August 8, 2005

4.2	Bylaws of UGI as amended through September 28, 2004 incorporated by reference from Exhibit 3.2 to UGI’s Current Report on Form 8-K dated September 28, 2004 and filed with the Commission on October 4, 2004

5	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)

24	Power of Attorney (included on the signature page of this Registration Statement)

99.1	UGI Corporation 2013 Omnibus Incentive Compensation Plan

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply to this Registration Statement on Form S-8 if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Registrant: Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on January 24, 2013.

Registrant:

UGI CORPORATION, a Pennsylvania

corporation

By: /s/ Lon R. Greenberg

Name: Lon R. Greenberg, its Chairman

and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Lon R. Greenberg, John L. Walsh, and Monica M. Gaudiosi, and each of them acting individually, as his or her true and lawful attorneys-in-fact, with full power of substitution and resubstitution, with the authority to execute in the name of each such person, and to file with the Commission, together with any exhibits thereto and other documents therewith, any and all amendments to this registration statement (including post-effective amendments and all other related documents) necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments may make such changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, as of January 24, 2013.

Signature	Title

/s/ Lon R. Greenberg Lon R. Greenberg	Chairman and Chief Executive Officer (Principal Executive Officer) and Director

/s/ Kirk R. Oliver Kirk R. Oliver	Chief Financial Officer (Principal Financial Officer)

/s/ John L. Walsh John L. Walsh	President and Chief Operating Officer (Principal Operating Officer) and Director

/s/ Davinder S. Athwal Davinder S. Athwal	Vice President — Accounting and Financial Control, Chief Risk Officer (Principal Accounting Officer)

/s/ Richard W. Gochnauer Richard W. Gochnauer	Director

/s/ Frank S. Hermance Frank S. Hermance	Director

/s/ Ernest E. Jones Ernest E. Jones	Director

/s/ Anne Pol Anne Pol	Director

/s/ M. Shawn Puccio M. Shawn Puccio	Director

/s/ Marvin O. Schlanger Marvin O. Schlanger	Director

/s/ Roger B. Vincent Roger B. Vincent	Director

Exhibit Index

Exhibit No.	Description

4.1	(Second) Amended and Restated Articles of Incorporation of the Company as amended through June 6, 2005, incorporated by reference from Exhibit 3.1 to UGI’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005 and filed on August 8, 2005

4.2	Bylaws of UGI as amended through September 28, 2004 incorporated by reference from Exhibit 3.2 to UGI’s Current Report on Form 8-K dated September 28, 2004 and filed with the Commission on October 4, 2004

5	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)

24	Power of Attorney (included on the signature page of this Registration Statement)

99.1	UGI Corporation 2013 Omnibus Incentive Compensation Plan